UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, DC 20549              OMB APPROVAL
                                                          OMB Number: 3235-0104
                                                          Expires: January
                                                          31, 2005
                    INITIAL STATEMENT OF BENEFICIAL       Estimated average
                       OWNERSHIP OF SECURITIES            burden hours per
                                                          response  0.5


         Filed pursuant to Section 16(a) of the Securities
         Exchange Act of 1934, Section 17(a) of the Public
        Utility Holding Company Act of 1935 or Section 30(h)
               of the Investment Company Act of 1940




(Print or Type Responses)

1. Name and Address       2. Date of Event        4. Issuer Name and Ticker
   Reporting Person*        Requiring Statement      or Trading Symbol
                            (Month/Day/Year)


Keene   Patrick  Keene        January 22, 2003        AEI Real Estate Fund 85-B
                                                        Limited Partnership
(Last) (First)  (Middle)                               (No symbol-not traded)

                          3. I.R.S.               5. Relationship of Reporting      6. If Amendment
 1300  MN World Trade Ctr    Identification          Person(s) to Issuer               Date of
                             Number of               (Check all applicable)            Original
  30 E 7th Street            Reporting                                                 (Month/Day/Year)
                             Person, if an
       (Street)              entity (voluntary)      [ ] Director   [ ] 10% Owner
                                                                                    7. Individual or
Saint Paul, MN  55101                                [X] Officer    [ ] Other          Joint/Group
                                                         (give title    (specify       Filing (Check
(City)  (State)  (Zip)                                   below)         below)         Applicable Line)


                                                        Chief Financial Officer        [X] Form filed
                                                                                           by one
                                                                                           Reporting
                                                                                           Person

                                                                                       [ ] Form filed by
                                                                                           More than One
                                                                                           Reporting
                                                                                           Person


             Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security   2. Amount of Securities   3. Ownership Form:   4. Nature of
   (Instr. 4)             Beneficially Owned        Direct (D) or        Indirect
                          (Instr. 4)                Indirect (I)         Beneficial
                                                    (Instr. 5)           Ownership
                                                                         (Instr. 5)
Limited Partnership
 Units                       None



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v)

   PERSONS WHO REPSPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2. Date Exer-      3. Title and Amount  4. Conver-   5. Owner-      6. Nature of
   Derivative       cisable and        of Securities        sion or      ship           Indirect
   Security         Expiration         Underlying           Exercise     Form of        Beneficial
   (Instr. 4)       Date               Derivative           Price of     Deriv-         Ownership
                    (Month/Day/Year)   Security             Deri-        ative          (Instr. 5)
                                       (Instr. 4)           vative       Securities:
                                                            Security     Direct (D)
                    Date      Expira-   Title   Amount                   or Indirect
                    Exer-     tion              or                       (I)
                    cisable   Date              Number                   (Instr. 5)
                                                of
                                                Shares




Explanation of Responses:

Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for porcedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





         By: /s/ Patrick W Keene            2/25/03
         Its:  CFO

         **Signature of Reporting            Date
                  Person


